Exhibit 1

ASSIGNMENT AND ASSUMPTION OF
AND
AMENDMENT NO. 2 TO
THIRD AMENDED AND RESTATED
DISTRIBUTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF AND AMENDMENT No. 2 TO THIRD AMENDED AND RESTATED DISTRIBUTION AGREEMENT (“Amendment No. 2”) is dated as of February 13, 2014, among KCCI, Ltd. (“KCCI”), Lampert Capital Markets, Inc. (“Lampert”), and ALLETE, Inc. (“ALLETE”).

WHEREAS, KCCI and ALLETE are parties to that certain Third Amended and Restated Distribution Agreement, dated August 3, 2012 (the “2012 Agreement”), as amended by Amendment No. 1 thereto dated August 5, 2013 (“Amendment No. 1”, and together with the 2012 Agreement, the “Third Amended and Restated Distribution Agreement”); and

WHEREAS, KCCI desires to assign all of its right, title and interest in, to and under the Third Amended and Restated Distribution Agreement to Lampert, and Lampert desires to accept the assignment of the Third Amended and Restated Distribution Agreement and assume all obligations of KCCI under the Third Amended and Restated Distribution Agreement in accordance with its terms; and

WHEREAS, in connection with the assignment and assumption of the Third Amended and Restated Distribution Agreement, the parties wish to make certain amendments thereto;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

I.    Assignment and Assumption

1.    KCCI hereby transfers, assigns and conveys to Lampert its entire right, title and interest in, to and under the Third Amended and Restated Distribution Agreement, subject to the terms and conditions thereof and of this Amendment No. 2.

2.    Lampert hereby accepts the assignment of KCCI’s interest in the Third Amended and Restated Distribution Agreement, assumes all of the obligations of KCCI under the Third Amended and Restated Distribution Agreement and agrees to be bound by and to perform all of the terms and conditions contained in the Third Amended and Restated Distribution Agreement on the part of the KCCI to be performed from and after the date hereof.

II.    Amendments

1.    All references in the Third Amended Distribution Agreement to “this Agreement” (including similar references in the 2012 Agreement such as “herein”) shall now mean the Third Amended Distribution Agreement, as amended by this Amendment No. 2.

2.    All references in the Third Amended Distribution Agreement to “KCCI, Ltd.”, “KCCI” or “you” shall now refer to Lampert, as successor agent to KCCI.

3.    The second paragraph of the 2012 Agreement, as amended by Amendment No. 1, is further amended by deleting the reference to “4,209,282 Shares” in the definition of “Remaining Shares” and replacing it with “3,147,753 Shares”.

4.    The third paragraph of the 2012 Agreement, as amended by Amendment No. 1, is further amended as follows:

a.    by deleting the reference to “the prospectus supplement, dated August 5, 2013” in the definition of “Prospectus Supplement” and replacing it with “the prospectus supplement, to be dated February 18, 2014”.

5.    Section 3(b) of the 2012 Agreement, as amended by Amendment No. 1, is amended and restated as follows:

Prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold the Shares contemplated by the Prior Distribution Agreement or this Agreement by means of any “prospectus” (within the meaning of the Act) or used any “prospectus” (within the meaning of the Act) in connection with the offer and sale of the Shares, in each case other than (i) the Prospectus, (ii) the Company’s prospectus supplement, dated February 19, 2008 and accompanying prospectus dated December 10, 2007, (iii) the Company’s prospectus supplement, dated February 27, 2009 and accompanying prospectus dated December 10, 2007, (iv) the Company’s prospectus supplement, dated February 18, 2011 and accompanying prospectus dated November 2, 2010, (v) the Company’s prospectus supplement, dated August 3, 2012 and accompanying prospectus dated November 2, 2010 and (vi) the Company’s prospectus supplement, dated August 5, 2013 and accompanying prospectus dated August 2, 2013 (the documents specified in clauses (ii) through (vi), collectively, the “Prior Prospectuses”); the Company has not, directly or indirectly, prepared, used or referred to any Permitted Free Writing Prospectus except in compliance with Rules 164 and 433 under the Act in connection with the offer and sale of the Shares; and the Company is not an “ineligible issuer” (as defined in Rule 405 under the Act) as of the eligibility determination date for purposes of Rules 164 and 433 under the Act with respect to the offering of the Remaining Shares contemplated by the Registration Statement.

6.    Exhibits A, B, C and D to the 2012 Agreement, as amended by Amendment No. 1, are each amended to include references to this Amendment No. 2 and to make the other changes set forth therein, and are restated and set forth in their entirety as Exhibits A, B, C and D, respectively, to Amendment No. 2.

III.    Governing Law; Construction

THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. The Section headings in this Amendment No. 2 have been inserted as a matter of convenience of reference and are not a part of this Amendment No. 2.

IV.    Counterparts

This Amendment No. 2 may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Amendment No. 2 as of the date first written above.

KCCI, Ltd.                            ALLETE, Inc.

By:	/s/ Mark Nauman	By:	/s/ Mark A. Schober
Name:	Mark Nauman	Name:	Mark A. Schober
Title:	President	Title:	Senior Vice President and Chief Financial Officer

Lampert Capital Markets, Inc.

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	President

3